UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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GLOBALSTAR, INC.
(Name of Registrant as Specified In Its Charter)

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GLOBALSTAR, INC.

1351 Holiday Square Blvd.
Covington, LA 70433

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held May 25, 2021

Dear Stockholder:

It is my pleasure to invite you to attend the 2021 Annual Meeting of Stockholders of Globalstar, Inc. The meeting will be held at our headquarters at 1351 Holiday Square Blvd., Covington, LA 70433 at 10 a.m. Central Time on May 25, 2021.  At the meeting, you will be asked to:

(1)	Elect William A. Hasler, James Monroe III and Michael J. Lovett as our three Class C Directors;

(2)	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021;

(3)	Approve an amendment to our Corrected Second Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock; and

(4)	Consider any other matters that may properly be brought before the meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials via the Internet. As a result, we are sending our stockholders a Notice of Internet Availability of Proxy Materials instead of paper copies of this proxy statement and our 2020 Annual Report. The Notice contains instructions on how to access and review those documents using the Internet. The Notice also instructs you on how to submit your proxy using the Internet or by phone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting them included in the Notice.

We are currently monitoring the situation regarding COVID-19. In the event that we determine that it is not advisable to hold our Annual Meeting in person, we will announce alternative arrangements.

Your vote is important.  To ensure that your shares are voted at the meeting, we encourage you to act promptly.

We look forward to seeing you at the meeting.

Sincerely,
James Monroe III
Executive Chairman of the Board

Covington, Louisiana
April 12, 2021
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on May 25, 2021
The proxy statement and annual report are available at www.globalstar.com.

TABLE OF CONTENTS

Information about the Meeting, Voting and Attendance	1
Security Ownership of Principal Stockholders and Management	3
Discussion of Proposals to be Voted On	5
Proposal 1: Election of Directors	5
Proposal 2: Ratification of Independent Registered Public Accounting Firm	8
Proposal 3: Approval of an amendment to our Corrected Second Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock	9
Information about the Board and its Committees	12
Compensation of Directors	16
Executive Officers	17
Compensation of Executive Officers	17
Compensation Discussion and Analysis	17
Compensation Tables	19
2020 Pay Ratio	24
Other Information	24
Appendix A: Third Amended and Restated Certificate of Incorporation	27

GLOBALSTAR, INC.
Annual Meeting of Stockholders
May 25, 2021

 INFORMATION ABOUT THE MEETING, VOTING AND ATTENDANCE
Globalstar, Inc. (“we,” “us,” “Globalstar,” or the “Company”) is providing you with this proxy statement and the related form of proxy because our Board of Directors (the “Board”) is soliciting your proxy to vote your stock at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to elect three Class C Directors; ratify the selection of Ernst & Young LLP ("EY") as our independent registered public accounting firm; approve an amendment to our Corrected Second Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance; and consider any other matters that may properly be brought before the meeting. You are invited to attend the Annual Meeting, where you may vote your stock in person.  However, whether or not you attend the Annual Meeting, you may vote by proxy as described on the next page.
Similar to previous years, we are furnishing our proxy materials via the Internet. We expect to begin mailing the notice card on or about April 12, 2021 to stockholders of record at the close of business on March 29, 2021 (the “Record Date”).
Who Can Vote
Only holders of our voting common stock at the close of business on the Record Date are entitled to vote at the Annual Meeting.  On the Record Date, there were 1,682,137,512 shares of voting common stock outstanding and entitled to vote.  Each share of voting common stock that you owned as of the Record Date entitles you to one vote on each matter to be voted at the Annual Meeting.
In accordance with the rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we intend to furnish our proxy materials, including this proxy statement and our 2020 annual report to stockholders, by providing access to these documents on the Internet. Generally, stockholders will not receive printed copies of the proxy materials unless they request them.
We have mailed a Notice of Annual Meeting of Stockholders and Internet Availability of Proxy Materials (“Notice”) to registered stockholders. The Notice provides instructions to registered stockholders for accessing our proxy materials and for voting their shares of common stock on the Internet. If you are a registered stockholder and prefer to receive a paper or email copy of our proxy materials, you should follow the instructions provided in the Notice for requesting those materials.
Stockholders of record can vote before or at the Annual Meeting in any one of the four ways described below. When you vote on the Internet or by telephone or proxy card, you are authorizing the persons named on the proxy form (the management proxies) to vote your shares in the manner you direct.
•By Internet - You may vote on the Internet at www.proxyvote.com. The Notice sent to you describes how to do this.
•By Telephone - You can vote by telephone only if you request and receive a paper copy of the proxy materials and proxy card. The Notice describes how to do this; you must make your request for materials by May 11, 2021.
•By Mail - You can vote by mail only if you request and receive a paper copy of the proxy materials and proxy card. The Notice provides instructions on how to do this; you must make your request for materials by May 11, 2021. You then vote by completing, signing, dating, and timely returning a proxy card.
•In Person - You may come to the Annual Meeting and cast your vote there.
For beneficial stockholders (with shares held in street name), the Notice, which has been forwarded to you by your broker, bank or other holder of record (nominee), directs you to the Internet site where you will find our proxy materials. Your nominee has also provided instructions on how you may request a paper or email copy of our proxy materials and how you may provide voting instructions to your nominee. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker's procedures for obtaining legal proxy.
Voting Authority of Management Proxies
 Whether you hold your shares of record or in street name, your proxy vote authorizes the management proxies to vote as directed by you. If you are a stockholder of record and you send in a properly executed proxy card without specific voting instructions, your shares of common stock represented by the proxy will be voted as recommended by the Board, namely:
1.FOR the election of the three nominees for Class C director named in this proxy statement;
2.FOR the ratification of the appointment of EY as our independent registered public accounting firm; and

3.FOR the approval of an amendment to our Corrected Second Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance.
Our Executive Chairman and controlling stockholder, Mr. James Monroe III, has informed us that he intends to vote, on behalf of himself and the entities he controls, in favor of the three proposals. This vote assures approval of the proposals in accordance with the Board’s recommendations.
Other Business - We are not aware of any other matter that is expected to be acted on at the Annual Meeting.
Effect of Not Casting Your Vote
If you are a stockholder of record no votes will be cast on your behalf on any of the items of business at the Annual Meeting unless you submit a proxy or vote at the meeting.
If you hold shares in street name, you must give instructions to your nominee on how you would like your shares to be voted. If you do not provide any instructions, your nominee can vote your shares only on “routine” items, such as the ratification of the appointment of our independent registered public accounting firm. The election of directors is not considered a “routine” item. Thus, if a nominee holds your shares and you do not instruct the nominee how to vote on these items, your shares will not be voted on your behalf.
How to Change or Revoke Your Proxy Vote
 Shares Held of Record - If you give Internet or telephonic voting instructions or send in a proxy card and later want to change or revoke your vote, you may do so at any time provided that your instructions are received before voting closes for the method you select or if you vote at the meeting.  You may change or revoke your vote in any of the following ways:
•by giving new voting instructions on the Internet or by telephone, or by mailing new voting instructions to us on a proxy card with a later date;
•by notifying our Corporate Secretary in writing (at the mailing address listed on page 25) that you have revoked your proxy; or
•by voting in person at the Annual Meeting.
Shares Held in “Street Name” - You should follow the instructions given to you by your broker or nominee on how to change or revoke your vote.
 You may use any of these methods to change your vote, regardless of the method previously used to submit your vote.  The inspector of election for the meeting will count only the most recent vote received before the deadlines set forth in the voting instructions.
 How to Vote Shares in Our Employee Benefit Plans
 If you hold common stock in our Employee Stock Purchase Plan (“ESPP”), you cannot vote your shares directly. The trustee for the ESPP will vote the shares held in the plan. You will receive a voting instruction card from the trustee, which will provide voting instructions. If you provide voting instructions, the trustee will vote your shares in the ESPP as you direct. If you do not provide voting instructions, your shares in the ESPP will not be voted.
Holders of stock options or unvested restricted stock units issued under our Equity Incentive Plan cannot vote the shares issuable upon exercise or vesting until those shares are issued.
Quorum Requirement
A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if holders of a majority (841,068,757) of the shares of common stock entitled to vote at the meeting are present in person or by proxy.  Abstentions, broker non-votes and votes withheld from director nominees count as shares of common stock present at the meeting for purposes of establishing a quorum.
Method and Cost of Soliciting Proxies
We have asked banks, brokers and other financial institutions, nominees and fiduciaries to forward our proxy materials to beneficial owners and to obtain authority to execute proxies on their behalf, and we will reimburse them for their expenses in doing so.  Proxies also may be solicited by our management, without additional compensation, through the mail, in person, or by telephone or electronic means.

Admission to the Meeting
We reserve the right to limit admission to the Annual Meeting to our stockholders of record, persons holding valid proxies from our stockholders of record and beneficial owners of our common stock.  If your common stock is registered in your name, we may verify your ownership at the meeting in our list of stockholders as of the Record Date.  If your common stock is held through a broker or a bank, you should bring to the meeting proof of your beneficial ownership of the stock.  This documentation could consist of, for example, a bank or brokerage firm account statement that shows your ownership as of the Record Date or a letter from your bank or broker confirming your ownership as of the Record Date.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table shows (i) the number of shares of common stock beneficially owned as of the Record Date by each director and nominee for director, by each current executive officer, and by all directors, nominees, and current executive officers as a group and (ii) all the persons who were known to be beneficial owners of five percent or more of our common stock, our only voting securities, on March 29, 2021 based upon 1,682,137,512 shares of common stock outstanding as of that date. Holders of our common stock are entitled to one vote per share.

	Amount and Nature of
	Beneficial Ownership
	Common Stock
		Percent
Name of Beneficial Owner (1)	Shares	of Class
James Monroe III (2) FL Investment Holdings, LLC Thermo Funding Company, LLC Thermo Funding II LLC Globalstar Satellite, L.P.	1,094,846,391	63.1%
Mudrick Capital Management, L.P. (3) Jason Mudrick	99,909,298	5.8%
James F. Lynch (4) Thermo Investments II LLC	13,550,043	*
David B. Kagan (5)	2,312,944	*
Timothy E. Taylor (6)	1,642,763	*
William A. Hasler (7)	1,383,907	*
Rebecca S. Clary (8)	1,348,207	*
L. Barbee Ponder (9)	1,309,950	*
Benjamin G. Wolff (10)	399,916	*
Keith O. Cowan (10)	348,907	*
Michael J. Lovett (10)	298,907	*
All directors and current executive officers as a group (10 persons) (1)(2)(4)(5)(6)(7)(8)(9)(10)	1,117,441,935	64.4%
*Less than 1% of outstanding shares.

1.“Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. Stock is “beneficially owned” if a person has or shares the power (a) to vote or direct its vote or (b) to sell or direct its sale, even if the person has no financial interest in the stock. Also, stock that a person has the right to acquire, such as through the exercise of options or warrants, within sixty (60) days of the Record Date is considered to be “beneficially owned.” These shares are deemed to be outstanding and beneficially owned by the person holding the derivative security for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, each person has full voting and investment power over the stock listed.

2.The address of Mr. Monroe, FL Investment Holdings, LLC, Thermo Funding, LLC, Thermo Funding II LLC and Globalstar Satellite, L.P. is 1735 Nineteenth Street, Denver, CO 80202. This number includes 640,750 shares held by FL Investment Holdings, LLC, 200,139,972 held by Thermo Funding, LLC, 843,003,151 shares held by Thermo Funding II LLC, and 618,558 shares held by Globalstar Satellite, L.P. Mr. Monroe controls, either directly or indirectly, each of Globalstar Satellite, L.P., FL Investment Holdings, LLC and Thermo Funding II LLC and, therefore, is deemed the beneficial owner of the common stock held by these entities. On March 29, 2021, Thermo Funding II LLC exercised warrants issued in connection with our Second Lien Facility Agreement. The 50,037,578 shares of common stock to be issued thereon are considered beneficially owned in the table above and these shares will be issued to Thermo Funding II LLC after the Record Date. Mr. Monroe also individually owns 398,908 shares and may acquire 99,999 shares of common stock upon the exercise of currently exercisable stock options (where applicable, Mr. Monroe and the entities referenced above shall be referred to collectively as “Thermo”).

3.This information was derived from the Schedule 13G/A filed by Mudrick Capital Management, L.P. on February 12, 2021. The address of Mudrick Capital Management, L.P. and Jason Mudrick is 527 Madison Avenue, 6th Floor, New York, NY 10022. Mudrick Capital Management and Mr. Mudrick reported shared voting and dispositive power over 99,909,298 shares.

4.Includes 599,999 shares of common stock that he may acquire upon the exercise of currently exercisable stock options and 12,371,136 shares held by Thermo Investments II LLC.

5.Includes 250,000 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.

6.Includes 185,549 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.

7.Includes 899,999 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.

8.Includes 220,000 shares of common stock that she may acquire upon the exercise of currently exercisable stock options.

9.Includes 80,000 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.

10.Includes 99,999 shares of common stock that he may acquire upon the exercise of currently exercisable stock options.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of any class of our equity securities to file forms with the SEC reporting their ownership and any changes in their ownership of those securities. These persons also must provide us with copies of these forms when filed. Based on a review of copies of those forms, our records, and written representations from our directors and executive officers that no other reports were required, the following grants were not reported timely due to administrative delays: one grant that was made to Messrs. Hasler, Wolff, Cowan and Taylor on May 18, 2020 that was not reported until June 4, 2020, one grant that was made to Ms. Clary and Messrs. Kagan and Ponder on March 3, 2020 that was not reported until April 13, 2020, and one grant to Mr. Ponder on March 12, 2020 that was not reported until April 13, 2020. Other than these instances, we believe that all Section 16(a) filing requirements were complied with during 2020.

DISCUSSION OF PROPOSALS TO BE VOTED ON

PROPOSAL 1:  ELECTION OF DIRECTORS
Our Bylaws provide for a Board of, and the Board currently consists of, seven members. Our Board is divided into three classes, with staggered three-year terms. Each of Class A and B consists of two directors; Class C consists of three directors. The terms of the directors of each class expire at the annual meetings of stockholders to be held in 2021 (Class C), 2022 (Class A) and 2023 (Class B). At each annual meeting of stockholders, one class of directors will be elected for a term of three years to succeed the directors whose terms are expiring. The current Directors are: Class A - Keith O. Cowan and Benjamin G. Wolff; Class B - James F. Lynch and Timothy E. Taylor; and Class C - William A. Hasler, James Monroe III and Michael J. Lovett.
Upon recommendation of the Nominating and Governance Committee, the Board has nominated William A. Hasler, James Monroe III and Michael J. Lovett for election as Class C Directors at the Annual Meeting. The nominations rest, in part, on each nominee’s diverse business experience, qualifications, skills and attributes described below. Each of these nominees has consented to being named in this proxy statement and has agreed to serve if elected. If you elect them, they will hold office until the annual meeting to be held in 2024 or until their successors have been elected and qualified. The Board is not aware of any reason why any nominee would be unable to serve as a director if elected. If prior to the Annual Meeting either nominee should become unable to serve as a director, the management proxies may vote for another nominee proposed by the Board, although proxies may not be voted for more than two nominees. If any director resigns, dies or is otherwise unable to serve out his term, or if the Board increases the number of directors, the Board may fill the vacancy for the balance of that director’s term; provided that, for any vacancies left by Minority Directors (as defined below), candidates for director must be nominated by the Strategic Review Committee.  Under our Bylaws, only the Board may fill vacancies on the Board.
Our Certificate of Incorporation and Bylaws provide that so long as Thermo beneficially owns at least 45% of the Company’s outstanding Common Stock, two of the seven members of the Company’s Board of Directors (the “Minority Directors”) will be elected by the vote of a plurality of the holders of the Company’s Common Stock other than Thermo (the “Independent Stockholders”), and that candidates for election as Minority Directors are to be nominated by the Strategic Review Committee. In 2019, Keith O. Cowan and Benjamin G. Wolff were elected as Class A Directors; both directors qualify as Minority Directors under our Certificate of Incorporation.

Information about Nominees for Director
The nominees for election as Class C Directors are as follows:
Class C

Name, Age, and	Current Committee
Tenure As Director	Memberships	Current Occupation and Employment Background
William A. Hasler Age 79 Director since July 2009 Term Expires in 2021	Audit (Chair); Strategic Review	Mr. Hasler served from 1984 to July 1991 as Vice Chairman of KPMG Peat Marwick, an international public accounting firm, from July 1991 to July 1998 as Dean of the Haas School of Business, University of California, Berkeley, and from July 1998 to July 2004 as Co-Chief Executive Officer of Aphton Corp., a biotechnology firm. He is a Certified Public Accountant. Mr. Hasler currently serves as a director of Ataraxis Biosciences and Rubicon Ltd., and during the past five years has served as a director of Aviat Networks, DiTech Networks Corp., Mission West Properties, the Schwab Funds, Selectron Corp., and Tousa Inc.

Mr. Hasler has an extensive financial background and financial reporting expertise.  Due to his financial leadership roles on other public company boards, he is well-suited to be both one of our directors and Chair of our Audit Committee.

James Monroe III Age 66 Director since December 2003 Term Expires in 2021	Compensation (Chair) Nominating and Corporate Governance (Chair)	Mr. Monroe has served in an executive capacity as the Chairman or Executive Chairman of the Board since April 2004. He was our Chief Executive Officer from January 2005 until July 2009 and reassumed that position from July 2011 until September 2018. Since 1984, Mr. Monroe has been the majority owner of a diverse group of privately owned businesses that have operated in the fields of telecommunications, real estate, power generation, industrial equipment distribution, financial services and leasing services that are sometimes referred to collectively in this proxy statement as “Thermo.” Mr. Monroe controls, directly or indirectly, FL Investment Holdings, LLC, Globalstar Satellite, L.P., Thermo Funding Company LLC and Thermo Funding II LLC.

In addition to being our primary financial sponsor, Mr. Monroe brings his long-term experience in investment, financing and the telecommunications industry to the Board.

Michael J. Lovett Age 59 Director since December 2018 Term Expires in 2021	Audit; Compensation	Since October 2012, Mr. Lovett has served as managing partner of Eagle River Partners LLC, a privately held investment and advisory company. Until April 2012, Mr. Lovett served as the CEO and President of Charter Communications. Previously he was COO and joined Charter in August 2003 as Senior Vice President of Operations. Mr. Lovett has served as a member of the board of directors of various public and private companies, including Charter Communications from February 2010 to April 2012, SATMAP Incorporated d/b/a Afiniti, a private Delaware company, from July 2012 to July 2017, and St. Louis Public Broadcasting Nine Network Media from June 2011 to February 2014. He has also served as a member of the advisory board of Afiniti, Ltd., a private Bermuda company, since February 2016.

Mr. Lovett brings extensive experience to the Board with a demonstrated track record in the telecommunications industry.

Information about Continuing Directors
Class A

Name, Age, and	Current Committee
Tenure As Director	Memberships	Current Occupation and Employment Background
Keith O. Cowan Age 65 Director since December 2018 Term Expires in 2022	Nominating and Corporate Governance; Strategic Review
Since January 2013, Mr. Cowan has served as the Chief Executive Officer of Cowan Consulting Corporation LLC, and since September 2019, he also has served as the Chief Executive Officer of NVR3 LLC (dba Venadar). Since August 2020, Mr. Cowan has served as Chief Development Officer of Rivada Networks LLC. Cowan Consulting Corporation LLC advises corporate clients on their innovation strategies and the design, structure and governance of their innovation development functions and centers, and Venadar LLC supports corporate growth and innovation initiatives by orchestrating customized partnerships with, investments in, and acquisitions of startups and emerging growth companies. Rivada Networks turns wireless networks into a marketplace, allowing bidders to buy bandwidth in the future. From July 2007 to January 2013, Mr. Cowan was the President of Strategic Planning and Corporate Initiatives at Sprint Corporation and prior to that as the Chief Development Officer of BellSouth Corporation. Mr. Cowan has served as a board member of over a dozen private companies, three public companies, and numerous not-for-profit and civic organizations, including, currently, his service as a board member of Phunware, Inc. and as Chairman of the Board of Aegex Technologies and Cobra Legal Solutions.
Mr. Cowan’s extensive experience in the telecommunications industry and global business development provides important insight in the launch and expansion of our products, services and networks.

Benjamin G. Wolff Age 52 Director since December 2018 Term Expires in 2022	Audit; Compensation; Strategic Review (Chair)
Mr. Wolff serves as the Chairman and CEO of Sarcos Robotics, a global leader in mobile, dexterous, tele-operated robots. Mr. Wolff joined Eagle River Investments in 2003, a telecom and technology private equity and venture capital firm, where he served as President until 2014. Mr. Wolff co-founded Clearwire Corporation in 2003, where he served in various capacities including President, CEO, Co-Chairman and member of the Board of Directors until 2011. Mr. Wolff served from 2009 to 2014 as Chief Executive Officer, President and Chairman of satellite communications firm ICO Global Communications, which was subsequently renamed Pendrell Corp. Mr. Wolff has served as a member of the board of directors of various telecom and technology companies
Mr. Wolff provides the Board with strong knowledge and insight into the telecommunications market in the United States and abroad and extensive experience in capital markets transactions.

Class B

Name, Age, and	Current Committee
Tenure As Director	Memberships	Current Occupation and Employment Background
James F. Lynch Age 63 Director since December 2003 Term Expires in 2023	None	Mr. Lynch has been Managing Partner of Thermo Capital Partners, L.L.C., a private equity investment firm, since October 2001. Mr. Lynch also serves as Executive Chairman of FiberLight, LLC, a facilities-based provider of metropolitan fiber-optic network infrastructure and high-bandwidth connectivity solutions and served as CEO from 2015 through 2017. Mr. Lynch served as Chairman of Xspedius Communications, LLC, a competitive local telephone exchange carrier, from January 2005 until its acquisition by Time Warner Telecom in October 2006 and as Chief Executive Officer of Xspedius from August 2005 to March 2006. Prior to joining Thermo, Mr. Lynch was a Managing Director at Bear Stearns & Co. Mr. Lynch is a limited partner of Globalstar Satellite, L.P.

Mr. Lynch brings extensive financial management experience, especially in the telecom industry, to the Board.

Timothy E. Taylor Age 38 Director since December 2018 Term Expires in 2023	Strategic Review	Mr. Taylor serves as Vice President, Finance, Business Operations and Strategy of Globalstar and is a Partner of The Thermo Companies. Before joining Globalstar in 2010, Mr. Taylor was an Associate in the Mergers & Acquisitions Group at Brown Brothers Harriman. Mr. Taylor has served as a board member of Birch Investment Partners, LLC, dba Timberland Cabinets and Rutt HandCrafted Cabinetry since 2017 and Thermo Communications Funding since 2014.

Mr. Taylor brings insight into the daily operations of Globalstar and management experience to the Board.

Vote Required to Elect Directors
The three nominees who receive the highest number of votes cast by stockholders eligible to vote (a plurality) will be elected as directors.  There is no provision for cumulative voting in the election of directors. If you do not vote for a particular nominee, or if you indicate “against” to vote for a particular nominee, your vote will not count “for” the nominee. “Abstentions” and “broker non-votes” will not count as a vote cast with respect to that nominee’s election. However, as described under “Quorum Requirement” above, in these cases your vote will be counted for purposes of determining the existence of a quorum.
Board Recommendation
The Board recommends that stockholders vote FOR the election of the three Class C director nominees.
PROPOSAL 2:  RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board desires to obtain from the stockholders an indication of their approval or disapproval of the appointment by the Audit Committee of EY as our independent registered public accounting firm for 2021.
EY has served as our independent registered public accounting firm beginning with the audit of the year ended December 31, 2020. We have been informed that neither EY nor any of its partners has any direct financial interest or any material indirect financial interest in Globalstar and during the past three years has not had any connection therewith in the capacity of promoter, underwriter, director, officer or employee.
One or more representatives of EY will be present, either in person or by telephone, at the meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

If the resolution is defeated, the adverse vote will be considered a direction to the Audit Committee to select another independent registered public accounting firm for 2022. The appointment for the year 2021 will be permitted to stand unless the Audit Committee becomes aware of other reasons for changing independent registered public accounting firms other than at the end of a fiscal year.
Vote Required to Ratify the Appointment of EY
The affirmative vote of the holders of a majority of the shares of common stock represented, in person or by proxy, and entitled to vote at the meeting is required to ratify the appointment of EY.
Board Recommendation
The Board recommends that stockholders vote FOR ratification of the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2021.
Independent Registered Public Accounting Firm Fees

As previously disclosed, the accounting firm of EY served as our independent public accountants beginning with the audit of the year ended December 31, 2020. Prior to this audit, Crowe LLP ("Crowe") served as our independent registered public accountants for the audits of the years ended December 31, 2005 through December 31, 2019. The table below presents fees for professional audit and other services rendered by EY related to 2020 and Crowe related to 2019.

	Year Ended December 31,
	2020	2019
Audit Fees (1)	$702,500	$744,173
Audit-Related Fees (2)	20,000	15,950
Tax Fees (3)	205,440	—
Total	$927,940	$760,123
(1) Fees for audit services billed related to the audits of our annual financial statements as well as other filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements.
(2) Fees for audit-related services primarily include agreed-upon procedures required to comply with the terms of our facility agreements. For 2019, fees also included an audit required to comply with the terms of our Cooperative Endeavor Agreement with the State of Louisiana.
(3) Fees for tax compliance, tax advice and tax planning services. Crowe did not perform similar services, accordingly, no amounts are shown for 2019 in the table above.
Policy on Pre-Approval Process of Audit and Permissible Non-Audit Services
The Audit Committee pre-approves all audit and permissible non-audit services to be provided by the independent registered public accountants. Non-audit services may include audit-related services, tax services and other services not prohibited by SEC rules on auditor independence. Pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent auditors report periodically to the Audit Committee regarding the extent of services they provided in accordance with the Committee’s pre-approvals and the fees for services performed to date.  In 2020, the Audit Committee’s pre-approval requirement was not waived for any fees or services.
PROPOSAL 3: AMENDMENT TO CORRECTED SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Purposes of the Proposed Increase in Authorized Stock

On March 23, 2021, with approval of our Strategic Review Committee, our Board of Directors voted to recommend an amendment to our Corrected Second Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, as described below (the “Increase in Authorized Shares”). Under the terms of our Corrected Second Amended and Restated Certificate of Incorporation and Delaware law, this amendment must be approved by the holders of a majority of the outstanding shares of common stock. A copy of this amendment, the Third Amended and Restated Certificate of Incorporation, is attached to this Proxy Statement as Appendix A. This amendment makes no other changes to our Corrected Second Amended and Restated Certificate of Incorporation.

This proposal is intended to give the Company flexibility to issue common stock or securities convertible into common stock if an attractive opportunity to do so arises. In particular, the proposal would allow the Company to move quickly if an increase in the market price of the common stock allows it to replace, reduce or eliminate its existing indebtedness by selling common stock or convertible securities on terms that the Company and its directors believe enhance long-term value for its stockholders.

If we issue additional shares, the ownership interests of holders of our common stock will be diluted. Also, if we issue shares of preferred stock, the shares may have rights, preferences and privileges senior to those of our common stock.

Description of the Amendment and the Terms of the Common Stock

As of March 29, 2021, our current authorized capital stock of 2,000,000,000 consisted of 1,900,000,000 shares of common stock, of which 1,682,137,512 shares were outstanding and 100,000,000 shares of undesignated preferred stock, none of which were outstanding. Approximately 4,000,000 shares may be issued under existing obligations under our employee stock plans and convertible notes, some of which have variable conversion rates depending on the trading price of our voting common stock. On March 29, 2021, the remaining outstanding warrants issued with our Second Lien Facility Agreement were exercised.

The 109,575,156 shares of common stock issuable thereon will be issued after the Record Date, accordingly, these shares are not included in the shares outstanding on the Record Date.

Under the terms of the amendment, the total number of authorized shares of capital stock will be increased to 2,250,000,000. The number of shares of common stock authorized will be increased to 2,150,000,000. The number of shares of preferred stock remains unchanged at 100,000,000. The newly authorized shares of common stock will be identical to previously authorized shares of common stock, and will entitle the holders thereto to the same rights and privileges as holders of the previously authorized shares. The terms of the common stock, as provided in the amendment, are as follows:

Dividends. Subject to preferences that may be granted to holders of any preferred stock and restrictions under our debt agreements, the holders of our common stock will be entitled to dividends as may be declared from time to time by the board of directors from funds available therefor.

Voting Rights. Each share of common stock entitles its holder to one vote on all matters to be voted on by the stockholders. Our Corrected Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority or, in the case of the election of directors, by a plurality, of the votes present in person or by proxy and entitled to vote. As previously mentioned, our certificate of incorporation and bylaws provide that so long as Thermo beneficially owns at least 45% of the Company’s outstanding common stock, two of the seven members of the Company’s Board of Directors shall be Minority Directors who will be elected by the vote of the Independent Stockholders. Additionally, Thermo, regardless of the number of shares of common stock it owns, may not exercise in the election of directors voting rights of shares representing 70% or more of the total voting power of all our outstanding voting stock having power to vote.

Preemptive Rights. Holders of common stock do not have preemptive rights with respect to the issuance and sale by the Company of additional shares of common stock or other equity securities of the Company.

Liquidation Rights. Upon dissolution, liquidation or winding-up, the holders of shares of common stock will be entitled to receive our assets available for distribution proportionate to their pro rata ownership of the outstanding shares of common stock.

Anti-takeover effects of the Increase in Authorized Shares

Because we are already controlled by Thermo and our governing documents contain anti-takeover provisions, the Increase in Authorized Shares will not have any additional anti-takeover effects on us.

This proposal is not the result of management’s knowledge of an effort to accumulate our securities or to obtain control of Globalstar by means of a merger, tender offer, solicitation or otherwise.

Interest of Certain Persons in Matters to Be Acted Upon

None of the Company’s officers or directors has a substantial interest in the Increase in Authorized Shares, except to the extent they are stockholders or holders of options, convertible notes or warrants issued by Globalstar and the Increase in Authorized Shares may result in increased liquidity of our common stock and the exercisability of such options, notes or warrants.

Dissenter’s Rights of Appraisal

The stockholders have no right under the Delaware General Corporation Law, our Corrected Second Amended and Restated Certificate of Incorporation, or our bylaws to dissent from the Increase in Authorized Shares.

Procedure for Implementing the Increase in Authorized Shares

The Increase in Authorized Shares will become effective upon the filing of a certificate of amendment to our Corrected Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

Vote Required to Approve the Increase in Authorized Shares of Common Stock

The affirmative vote of the holders of a majority of the shares of common stock represented, in person or by proxy, and entitled to vote at the meeting is required to approve the issuance of shares pursuant to the Increase in Authorized Shares

.
Board Recommendation

The Board recommends that stockholders vote FOR the Increase in Authorized Shares.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES
Board Governance, Meetings and Attendance at Meetings
Our Board has four standing committees: Audit, Compensation, Nominating and Governance, and Strategic Review.  The Board has adopted a charter for each standing committee.
We have a Code of Conduct that is applicable to all employees, including executive officers, as well as directors to the extent relevant to their service as directors. The committee charters and Code of Conduct are available on our website at investors.globalstar.com under “Governance.” You may request a copy of any of these documents to be mailed to you as described on page 25 of this proxy statement. We will post any amendments to, or waivers from, the Code of Conduct that apply to our principal executive and financial officers on our website. At the date of this proxy statement, no such waivers have been requested or granted.
The Thermo companies listed under Security Ownership of Principal Stockholders and Management hold stock representing a majority of our voting power. As a result, we are a “controlled company” for purposes of the NYSE American rules and are not required to have a majority of independent directors on the Board or to comply with the requirements for compensation and nominating/governance committees. However, we are subject to all other NYSE American corporate governance requirements, including the rule requiring that the audit committee be composed entirely of independent directors.
The Board has determined that Messrs. Cowen, Hasler, Lovett, and Wolff are independent directors as defined in Rule 10A-3 under the Securities Exchange Act of 1934 and in the NYSE American rules.  This determination was based on the absence of any material relationship known to the Board between Messrs. Cowen, Hasler, Lovett, Wolff and us (other than as a director and stockholder).
During 2020, the Board held seven meetings and took action by unanimous written consent five times. Each director serving on the Board in 2020 attended at least 75% of the meetings of the Board and of each committee on which he served in each case during the time he was a director.
We do not have a policy regarding director attendance at the Annual Meeting.
Leadership Structure
Since September 2018, Mr. Kagan has served as our Chief Executive Officer and Mr. Monroe as the Executive Chairman of the Board. Generally, Mr. Kagan has responsibility for all activities related to the Company’s satellite business, and Mr. Monroe is responsible for strategic financing efforts and liquidity matters, other than the Company’s credit facilities, which are the responsibility of Mr. Kagan. In addition, subject to the authority of the Strategic Review Committee as provided in our Corrected Second Amended and Restated Certificate of Incorporation and our Fourth Amended and Restated Bylaws, Mr. Monroe has primary responsibility for all strategic terrestrial spectrum-related activities on a global basis, including the Company’s ongoing efforts to standardize and monetize its terrestrial spectrum assets.
Mr. Monroe dually served as our Chairman and Chief Executive Officer since our initial public offering in November 2006 through September 2018, with the exception of July 2009 through July 2011. During this two-year period, and again in September 2018, the Board, with input from Mr. Monroe, changed our leadership structure with the appointment of a Chief Executive Officer, resulting in split positions for the Chief Executive Officer and Chairman of the Board.
Board’s Role in Risk Oversight
The Board has determined that the role of risk oversight will remain with the full Board rather than having responsibility delegated to a specific committee, although the Audit Committee continues to focus on accounting and financial risks. Our executive officers evaluate and manage day-to-day risks and report regularly to the Board on these matters.
The Board has oversight responsibility for information security and cybersecurity. The Company prioritizes the protection of data and is committed to the ongoing enhancement of its cybersecurity and privacy capabilities. Management maintains effective internal controls and compliance with the Payment Card Industry Data Security Standard, and conducts annual penetration testing on the Company’s network. Ongoing information security training is also provided to employees. Management provides regular updates to the Audit Committee and the Board regarding these matters.

Audit Committee
The current members of the Audit Committee are Messrs. Hasler, Wolff and Lovett. Mr. Hasler serves as Chairman, and the Board has determined that he is an “audit committee financial expert” as defined by SEC rules.
The principal functions of the Audit Committee, which are reflected in the committee's charter, include:
•appointing and replacing our independent registered public accounting firm;
•approving all fees and all audit and non-audit services of the independent registered public accounting firm;
•annually reviewing the independence of the independent registered public accounting firm;
•assessing annual audit results;
•periodically reassessing the effectiveness of the independent registered public accounting firm;
•reviewing our financial and accounting policies and our annual and quarterly financial statements;
•reviewing the adequacy and effectiveness of our internal accounting controls and monitoring progress for compliance with Section 404 of the Sarbanes-Oxley Act;
•overseeing our programs for compliance with laws, regulations and company policies;
•approving all related person transactions not otherwise delegated to the Strategic Review Committee;
•considering any requests for waivers from our Code of Conduct for senior executive and financial officers (which waivers would be subject to Board approval); and
•in connection with the foregoing, meeting with our independent registered public accounting firm and financial management.
During 2020, the Audit Committee held four meetings and it did not take action by written consent during the year.
The Audit Committee has furnished the following report for inclusion in this proxy statement.
Audit Committee Report for 2020
In addition to other activities, the Audit Committee:
•reviewed and discussed with management the Company’s audited financial statements for 2020;
•discussed with EY, the Company’s independent registered public accounting firm for 2020, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the Commission, including significant accounting policies, management’s judgments and accounting estimates, and EY’s judgments about the quality of the Company’s accounting principles as applied in its financial reporting; and
•received the written disclosures and the letter from EY required by the applicable requirements of the PCAOB and the Commission regarding the independent accountant’s communications with the Audit Committee concerning the accountant’s independence from the Company and its subsidiaries, and discussed with EY their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2020 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

March 29, 2021	William A. Hasler, Chair
Benjamin G. Wolff
Michael J. Lovett
Compensation Committee
The current members of the Compensation Committee are Messrs. Monroe, Wolff, and Lovett. Mr. Monroe serves as Chairman.  The principal functions of the Compensation Committee include:
•reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of business strategies and objectives;
•reviewing and recommending to the Board compensation for our chief executive officer and other executive officers; and
•administering our incentive compensation plans, including the 2006 Equity Incentive Plan, and, in this capacity, approving or recommending to the Board all grants or awards to our directors, executive officers and other eligible participants under these plans.
As indicated above, the Compensation Committee is responsible for approving or recommending to the Board the compensation of each of our executive officers. (Director compensation is established by the Board, based upon recommendations of the Chief Executive Officer.) The Compensation Committee may delegate tasks to a subcommittee for any purpose and with such power and authority as the Compensation Committee deems appropriate from time to time. Currently, it has delegated to Mr. Monroe the review of corporate goals, objectives and compensation related to executive officers other than himself.  Only the Compensation Committee or the Board may grant awards under this Plan to executive officers and directors, or make decisions regarding these awards.
Mr. Monroe makes decisions on all components of compensation for all employees of vice president level and above and reviews manager level employees and below for bonus and equity awards based upon input from executive officers in charge of each business unit. Mr. Monroe receives compensation from us for his services as a director as described under “Compensation of Directors,” below.
The Compensation Committee meets in person as often as it determines necessary to discharge its responsibilities.  The Committee may hold follow-up conference calls and act by written consent between its meetings.  In 2020, the Compensation Committee held two meetings and did not take action by written consent during the year.  Unless a later date is specified, the date of grant of any award made by unanimous written consent is the date on which the last consent is received by our Corporate Secretary.
Under its charter, the Committee has the authority to retain and terminate a compensation consultant, but has not retained one.
The Compensation Committee has furnished the following report for inclusion in this proxy statement.
Compensation Committee Report for 2020
The undersigned comprise the members of the Compensation Committee of the Company’s Board of Directors.
The Committee has reviewed and discussed the Compensation Discussion and Analysis presented below with the Company’s management. Based upon that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

March 29, 2021	James Monroe III, Chair
Benjamin G. Wolff
Michael J. Lovett
 Nominating and Governance Committee
The current members of the Nominating and Governance Committee are Messrs. Cowan and Monroe. Mr. Monroe serves as Chairman. The principal functions of the Nominating and Governance Committee include:
•identifying and recommending to the Board qualified candidates to fill vacancies on the Board;
•recommending to the Board candidates to be nominated for election as directors at annual meetings of stockholders;
•considering stockholder suggestions for nominees for director;
•making recommendations to the Board regarding corporate governance matters and practices;
•reviewing and making recommendations to the Board regarding director compensation; and
•reviewing public policy matters of importance to our stockholders, including oversight of our corporate responsibility program.
 The Nominating and Governance Committee met one time in 2020 and it did not take action by written consent during the year. We do not currently employ an executive search firm, or pay a fee to any other third party, to locate or evaluate qualified candidates for director positions. The Board and the Nominating and Governance Committee believe that the minimum qualifications (whether a candidate is recommended by a stockholder, management or the Board) for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. The Board has not adopted a policy with regard to board diversity.
The Board has not established formal procedures for stockholders to submit director recommendations; however, such recommendations may be sent by US Postal Service mail to the Nominating and Governance Committee, c/o Corporate Secretary, 1095 Nimitzview Drive, Suite 201A, Cincinnati, Ohio 45230, or by e-mail to corporate.secretary@globalstar.com, and should be sent by not later than December 31 of the year before the year in which the director candidate is recommended for election. If we were to receive such a recommendation of a candidate from a stockholder, the Nominating and Governance Committee would consider the recommendation in the same manner as all other candidates. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. We did not receive any recommendations of candidates from stockholders during 2020.

Strategic Review Committee
The current members of the Strategic Review Committee are Messrs. Cowan, Wolff, Taylor and Hasler. The Strategic Review Committee is required to remain in existence for as long as Thermo and its affiliates own and its affiliates beneficially own forty-five percent (45%) or more of Globalstar’s outstanding common stock (the “Thermo Minimum Shares”). Unless the Strategic Review Committee is prohibited under applicable law from having the power or authority to act on any of the following matters, the Strategic Review Committee has exclusive responsibility for oversight, review, and approval (to the extent permitted by law) or disapproval of the following:
(i) any acquisition by Thermo of additional newly-issued securities of the Company (other than pursuant to a Permitted Financing, a Debt Conversion, or an Option Conversion, each defined below);
(ii) any extraordinary corporate transaction, such as a merger, reorganization, or liquidation, involving the Company or any of its subsidiaries;
(iii) any sale or transfer of a material amount of assets of the Company or any sale or transfer of assets of any of the Company’s subsidiaries which are material to the Company;
(iv) any change in the Board, including any plans or proposals to change the number or term of directors, other than nominations for election or reelection to the Board (except nominations for election or reelection of Minority Directors in connection with the end of a term of a Minority Director) and nominations and appointments of individuals to fill vacancies or newly created directorships (except nominations and appointments to fill vacancies of Minority Director seats);
(v) any material change in the present capitalization or dividend policy of the Company (other than pursuant to a Permitted Financing, a Debt Conversion, or an Option Conversion);
(vi) any other material changes in the Company’s lines of business or corporate structure (other than pursuant to a Permitted Financing, a Debt Conversion, or an Option Conversion); and
(vii) any transaction between the Company and one or more of the Thermo stockholders that has a value (as determined in good faith by the Strategic Review Committee) in excess of $250,000, except for any Permitted Financing, any Debt Conversion, any Option Conversion, and certain other matters.
For as long as Thermo and its affiliates own the Thermo Minimum Shares, to the extent that any of the foregoing matters, or any matter set forth in the charter of the Strategic Review Committee, requires approval of the full Board under applicable law, the Company does not have the power to take such action unless such action is approved by the Board only after it is recommended to the Board by the Strategic Review Committee.
Certain enumerated transactions are not subject to Strategic Review Committee review:
(i) a financing that includes participation by one or more of the Thermo stockholders on terms equal (as determined in good faith by the Board) to other parties (a “Permitted Financing”);
(ii) the conversion of subordinated debt held by Thermo into capital stock of the Company in accordance with the terms of such debt as existing as of December 14, 2018 (a “Debt Conversion”);
(iii) the exercise of options by any Thermo Stockholder (including, for the avoidance of doubt, Mr. Monroe) in accordance with the terms of such options as existing as of December 14, 2018 (an “Option Conversion”); and
(iv) a lease with respect to the Company’s headquarters.
The Strategic Review Committee requires the affirmative vote of a majority of its authorized number of members (regardless of vacancies thereon) in order to take action at a meeting. To the extent the Strategic Review Committee fails to obtain such vote on any particular matter of business before it, the Strategic Review Committee consults with the Board until such vote is obtained or the matter is otherwise resolved and abandoned. In the event the Strategic Review Committee cannot obtain such vote for any single nominee for Minority Director, then the Strategic Review Committee shall nominate two such nominees for each Minority Director seat subject to election. The members of the Strategic Review Committee who are Minority Directors shall each have three votes with respect to one nominee for Minority Director and the members of the Strategic Review Committee who are not Minority Directors shall each have three votes with respect to the other nominee for Minority Director. The Strategic Review Committee may nominate and include on the annual or special meeting proxy card two candidates for a Minority Director seat.

Communicating with the Board of Directors or with Individual Directors
The Board has adopted a process for our stockholders to send communications to the Board or any management or non-management director. Correspondence should be addressed to the Board or any individual director(s) or group or committee of directors either by name or title. All correspondence of this nature should be sent c/o Corporate Secretary to us by US Postal Service mail at 1095 Nimitzview Drive, Suite 201A, Cincinnati, Ohio 45230.
All communications received as set forth in the preceding paragraph will be opened by the office of the Secretary for the sole purpose of determining whether the contents represent a message to the directors.  Any contents that are not in the nature of promotion of a product or service, advertising, or patently offensive will be forwarded promptly to the addressee(s), but any communication also will be available to any director who requests it.

COMPENSATION OF DIRECTORS
The table below reflects compensation paid to our directors during 2020.

Name	Fees Earned or Paid in Cash	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
James Monroe III (2)	50,000	50,000	54,000	—	154,000
James F. Lynch (2)	50,000	50,000	54,000	—	154,000
William A. Hasler (2), (3)	50,000	65,500	54,000	—	169,500
Keith O. Cowan (2), (3)	50,000	65,500	54,000	—	169,500
Benjamin G. Wolff (2), (3)	50,000	65,500	54,000	—	169,500
Michael J. Lovett (2)	50,000	50,000	54,000	—	154,000
Timothy E. Taylor (2), (3), (4)	50,000	65,500	54,000	—	169,500
(1) Represents the aggregate grant date fair value computed consistent with FASB ASC Topic 718. For further discussion of our accounting policies for stock-based compensation and assumptions used in calculating the grant date fair value of stock-based compensation awards, see Note 15 to the Consolidated Financial Statements in our 2020 Annual Report on Form 10-K. The actual amount of compensation realized, if any, for option awards may differ from the amounts presented in the table.
(2) On January 2, 2020, we granted 92,525 restricted stock awards with a grant date fair value of $0.54 per share and options to purchase 100,000 shares of common stock with a grant date fair value of $0.32 per share. The restricted stock awards vest over a one-year period and the options to purchase shares of common stock vest in one-third increments over a three-year period.
(3) On May 18, 2020, we granted 50,000 restricted stock awards that had a grant date fair value of $0.31 per share and vest over a one-year period.
(4) Mr. Taylor also received compensation during 2020 for his service as a Vice President of the Company. This compensation is not reflected in the table above.

EXECUTIVE OFFICERS
The current executive officers of the Company are James Monroe III, Executive Chairman; David B. Kagan, Chief Executive Officer; Rebecca S. Clary, Vice President and Chief Financial Officer; and L. Barbee Ponder IV, Vice President of Regulatory Affairs and General Counsel. Information about Mr. Monroe is given above under “Proposal 1: Election of Directors: Information about Continuing Directors.”
David B. Kagan, age 59, has been our Chief Executive Officer since September 2018. He served as our President and Chief Operating Officer from January 2016 through March 2017 and reassumed the positions in December 2017 through September 2018. Mr. Kagan previously served as Chief Operating Officer of SpeedCast International Limited from March 2017 through November 2017, President of ITC Global LLC, a global satellite services company, from August 2014 through its sale to Panasonic in September 2015, and President and Chief Executive Officer of Globe Wireless LLC from June 2011 through its sale to Inmarsat in August 2014. He also served as Senior Vice President - Business Development of Spacenet, Inc. from March 2010 to June 2011.
Rebecca S. Clary, age 42, has been our Vice President and Chief Financial Officer since August 2014. She served as our Chief Accounting Officer from January 2013 to August 2014 and as Corporate Controller from June 2011 to January 2013. Prior to joining Globalstar, she was with PricewaterhouseCoopers LLP in its U.S. Audit and Assurance Services Practice. Ms. Clary is a Certified Public Accountant.
L. Barbee Ponder IV, age 54, has been our General Counsel and Vice President of Regulatory Affairs since July 2010. He owned and operated a private company with timber, sand and gravel, and oil and gas interests from 2005 to July 2010. Mr. Ponder served in various regulatory counsel positions for BellSouth Corporation from 1996 to 2005.  Prior to joining BellSouth, Mr. Ponder practiced with the Jones Walker law firm in New Orleans, where he specialized in commercial litigation including class action defense.
The Company does not believe any of its other personnel are “executive officers” as the term is defined in the applicable rules of the Commission. Accordingly, the Company’s discussion of its named executive officers is limited to Messrs Monroe, Kagan and Ponder and Ms. Clary.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis (CD&A) should be read in conjunction with the compensation tables beginning on page 19. Our named executive officers for 2020 were:
•James Monroe III, Executive Chairman
•David B. Kagan, Chief Executive Officer
•Rebecca S. Clary, Vice President and Chief Financial Officer
•L. Barbee Ponder IV, General Counsel and Vice President Regulatory Affairs
Overview
Our compensation program for executive officers is intended to:
•provide each officer with a conservative base salary; and
•create an incentive for retention and achievement of our long-term business goals using a sizable, multi-year stock or option bonus program.
The Compensation Committee is responsible for evaluating the performance of, and reviewing and approving all compensation paid to, our executive officers, including those executive officers named on the Summary Compensation Table (the “named executive officers”).  To preserve the exemption from short swing liability under Section 16(b) of the Securities Exchange Act of 1934, the Board approves equity awards to all executive officers (including the named executive officers) and directors.
Results of Say-on-Pay Vote
Every six years we are required to provide our stockholders with the opportunity to provide a non-binding advisory vote on the frequency with which stockholders will be provided an advisory vote on executive compensation. At our 2017 Annual Meeting 92% of the stockholders voted to approve the frequency with which stockholders will be provided an advisory vote on executive compensation voted for this approval to occur every three years. The next vote regarding the frequency with which stockholders will be provided an advisory vote on executive compensation will occur at our 2023 Annual Meeting.

At our 2020 Annual Meeting, 89% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers. The next say-on-pay vote will occur at our 2023 Annual Meeting.
Compensation Philosophy
Our goal is to create performance-based compensation that motivates management to increase stockholder value. Our current Executive Chairman receives compensation described under “Compensation of Directors,” above, for his services as a director. We compensate our other senior executive officers with a conservative base salary and incentivize them to remain with us through stock-based compensation and discretionary bonuses (which may be paid in cash or stock). The Compensation Committee has not independently reviewed peer group or other market data in setting base salaries or incentive compensation for senior executives. Because our compensation programs are limited, we do not have policies regarding the allocation of compensation between short and long-term or cash and non-cash.
We do not believe that our compensation policies or practices are reasonably likely to have a material effect on us, due in part to the structure of our compensation programs and risk mitigation provided by Board and, where appropriate, Strategic Review Committee oversight of significant business decisions.
Elements of Compensation
The principal elements of our compensation for the named executive officers are base salary, discretionary bonus, and the opportunity to receive equity-based compensation pursuant to the Amended and Restated 2006 Equity Incentive Plan through time or incentive based awards under our annual bonus plan.
Base Salaries.  We have established base salaries according to each named executive officer’s position, responsibilities and performance. All executive officers are at-will employees.
Stock Grants. In 2020, the Committee granted restricted stock awards of 120,000 shares to each of Mr. Kagan, Ms. Clary and Mr. Ponder which vest one-third immediately and the remaining two-thirds vest over a two-year period from the grant date and are designed to recognize performance and to encourage retention. In connection with the completion of the Company's refinancing in November 2019, during 2020, Ms. Clary was granted 250,000 restricted stock awards which vest one-third immediately and the remaining two-thirds vest over a two-year period from the grant date to recognize her performance. In connection with obtaining certain international spectrum authorities during 2020, Mr. Ponder was granted three restricted stock awards totaling 742,298 shares to recognize his performance. See the 2020 Grants of Plan-Based Awards table for additional information.
Bonus Plan. The Company has an annual bonus plan designed to reward designated key employees' (including the named executive officers) efforts to meet and exceed the Company's financial performance goals for the designated calendar year. The bonus pool available for distribution is determined based on the Company's Adjusted EBITDA performance during that year. The bonus may be paid in cash or the Company's common stock, as determined by the Compensation Committee and subject to the consent of our lenders. The aggregate amount that could have been distributed under the pool was $1.33 million if the Company's Adjusted EBITDA for the plan year had been $42.8 million. For each 1% of Adjusted EBITDA above or below this plan year target Adjusted EBITDA, adjustments are made to either increase or decrease the distribution. The Company's Adjusted EBITDA for purposes of the 2020 bonus plan was $42.2 million, which resulted in a total bonus distribution of approximately $1.28 million. Each participant's award was determined at the discretion of the Compensation Committee. The Company issued the shares in March 2021. Using the closing price of our common stock on the date of issuance, Mr. Kagan, Ms. Clary and Mr. Ponder received shares worth $145,000, $100,000 and $65,000, respectively. A similar plan is in place for 2021.
In the event the Company's financial statements are restated or otherwise adjusted, resulting in a reduction to Adjusted EBITDA, then participants who have received distributions under the bonus plan in excess of the amounts they would have been entitled to receive, shall be liable to repay such excess to the Company.
All Other Compensation. We contribute $0.50 for each $1.00 contributed to our 401(k) plan by all U.S. employees, up to 6% of the employee’s base salary. We also provide limited perquisites to named executive officers consisting primarily of premiums for term life insurance policies.
We reimburse Thermo for third-party out-of-pocket expenses for transportation, lodging and meals incurred by Thermo employees, including Messrs. Monroe, Lynch and Taylor, in connection with their performing services for us. These reimbursements are reviewed and approved for payment by our Chief Financial Officer at least once a year. See further discussion of Thermo related expenses in the Other Information section below.
Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code prohibits us from taking an income tax deduction for any compensation in excess of $1 million per year paid to certain covered employees. Prior law defined a covered employee as the chief executive officer and the three most-highly compensated executive officers. The Tax Cuts and Jobs Act (the "Act") revised the definition of a covered employee under Section 162(m) to include both the CEO and CFO along with the three most-highly compensated executive officers for the tax year. The Act repealed the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code, which is not expected to have a material impact on the Company.
Hedging Policy
It is the Company’s policy that its directors, officers, employees, contract employees, consultants, and agents) may not engage in any of the following activities with respect to the Company’s securities at any time:
•Short sales (a sale of securities that are not owned by the seller at the time of the sale), including short sales against the box.
•Buying or selling puts or calls.
•Frequent trading (for example, daily or weekly) to take advantage of fluctuations in stock prices.

2020 Summary Compensation Table
The table below summarizes, for 2020, 2019, and 2018 the compensation of our current principal executive officer, principal financial officer and other executive officers required to be included under SEC rules (collectively referred to as the “named executive officers”). Mr. Monroe did not receive any compensation during 2018 through 2020; therefore, is not included in the table below for his service as an executive officer of the Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
David B. Kagan	2020	534,808	—	182,359		10,770	727,937
Chief Executive Officer	2019	498,818	—	184,708	—	12,228	695,754
	2018	419,586	120,000	930,843	—	9,266	1,479,695
Rebecca S. Clary	2020	302,398	—	212,680		9,016	524,094
Vice President and Chief Financial Officer	2019	292,769	—	134,708	—	7,430	434,907
	2018	255,497	85,000	125,400	—	7,493	473,390
L. Barbee Ponder IV	2020	305,132	—	323,265		8,195	636,592
General Counsel and Vice President of Regulatory Affairs	2019	254,998	60,000	105,908	—	8,775	429,681
	2018	373,962	60,000	151,800	—	7,834	593,596
(1) Represents the aggregate grant date fair value computed consistent with FASB ASC Topic 718. For further discussion of our accounting policies for stock-based compensation and assumptions used in calculating the grant date fair value of stock-based compensation awards, see Note 15 to the Consolidated Financial Statements in our 2020 Annual Report on Form 10-K. The actual amount of compensation realized, if any, for option awards may differ from the amounts presented in the table.
During 2020, each of the named executive officers, excluding Mr. Monroe, earned a bonus related to 2020 performance of Globalstar. As disclosed in the Compensation, Discussion and Analysis section above, this bonus was paid in the form of Globalstar stock in March 2021 and is included in the Stock Awards columns above.
(2) Consists of matching contributions to 401(k) Plan and life insurance premiums.

Equity Compensation
The following table sets forth certain information with respect to each equity award and award opportunity issued to the named executive officers during 2020. All equity awards are granted pursuant to our 2006 Equity Incentive Plan. See “Compensation, Discussion and Analysis - Elements of Compensation” for an explanation of the terms of these awards. In connection with his service as an executive officer of the Company, Mr. Monroe did not receive equity awards during 2020 and is not included in the table below.
2020 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock Or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
David B. Kagan	3/3/2020	297,347	—	—	130,833	(1)
	12/7/2020	120,000	—	—	37,200	(2)
	12/8/2020	500	—	—	160	(3)

Rebecca S. Clary	3/3/2020	182,983	—	—	80,513	(1)
	4/8/2020	250,000	—	—	75,000	(4)
	12/7/2020	120,000	—	—	37,200	(2)
	12/8/2020	1,500	—	—	480	(3)

L. Barbee Ponder IV	3/3/2020	91,491	—	—	40,256	(1)
	3/12/2020	210,379	—	—	61,010	(5)
	10/30/2020	266,667	—	—	80,000	(6)
	11/5/2020	265,252	—	—	79,576	(6)
	12/7/2020	120,000	—	—	37,200	(2)
	12/8/2020	1,500	—	—	480	(3)
(1) The Company's stock price on the date of the grant was $0.44. Represents bonus payments earned related to 2019 performance and granted in the form of restricted stock awards in March 2020. Awards vested immediately.
(2) The Company's stock price on the date of the grant was $0.31. Awards vested one-third immediately, and the remaining awards vest over a two-year period from the grant date.
(3) The Company's stock price on the date of the grant was $0.32. Awards vested immediately.
(4) The Company's stock price on the date of the grant was $0.30. Awards vested one-third immediately, and the remaining awards vest over a two-year period from the grant date.
(5) The Company's stock price on the date of the grant was $0.29. Awards vested immediately.
(6) The Company's stock price on the date of the grant was $0.30. Awards vested immediately.

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table reports, on an award-by-award basis, each outstanding equity award held by the named executive officers on December 31, 2020. We generally do not permit executive officers to transfer awards prior to the vesting date, and no transfers were permitted during 2020. In connection with his service as an executive officer of the Company, Mr. Monroe does not have any outstanding equity awards at 2020 fiscal year-end and is not included in the table below.

	Option Awards					Stock Awards (1)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
David B. Kagan (3)	1/13/2016	250,000	—	1.21	1/13/2026	12/6/2017	375,000	127,500
						12/6/2017	250,000	85,000
						9/4/2018	250,000	85,000
						9/4/2018	375,000	127,500
						9/4/2018	250,000	85,000
						9/4/2018	750,000	255,000
						9/4/2018	750,000	255,000
						12/11/2018	40,000	13,600
						12/6/2019	40,008	13,603
						12/7/2020	80,004	27,201

Rebecca S. Clary	10/3/2011	75,000	—	0.38	10/3/2021	12/11/2018	40,000	13,600
	11/8/2011	25,000	—	0.61	11/8/2021	12/9/2019	40,008	13,603
	12/13/2013	40,000	—	1.97	12/13/2023	4/8/2020	166,675	56,670
	8/27/2014	40,000	—	3.99	8/27/2024	12/7/2020	80,004	27,201
	12/12/2014	40,000	—	2.58	12/12/2024

L. Barbee Ponder IV	12/13/2013	40,000	—	1.97	12/13/2023	12/11/2018	40,000	13,600
	12/12/2014	40,000	—	2.58	12/12/2024	12/9/2019	40,008	13,603
						12/7/2020	80,004	27,201
(1) Market value for shares of unvested restricted stock and unearned equity-based incentive plan holdings is equal to the product of the closing market price of the Company’s stock at December 31, 2020 of $0.34 and the number of unvested restricted shares or units of stock or the number of unearned equity-based incentive plan awards, as applicable.
(2) Awards are granted pursuant to our 2006 Equity Incentive Plan and generally vest one-third immediately and the remaining two-thirds vest over a two year period from the date of grant. Refer to table above "2020 Grants of Plan-Based Awards" for vesting terms of all options and stock awards granted during 2020.
(3)  Included in the table above are four grants of restricted stock awards totaling 2,000,000 shares, which are contingent upon Mr. Kagan's achievement of certain performance milestones.

2020 Option Exercises and Stock Vested
The following table sets forth certain information regarding stock awards that vested during 2020 for the named executive officers. During 2020, no stock options were exercised and, accordingly, no amounts are shown in the table below. In connection with his service as an executive officer of the Company, Mr. Monroe did not exercise any options or have any restricted stock vest during 2020; therefore, is not included in the table below.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (1)
David B. Kagan	927,840	333,840

Rebecca S. Clary	487,801	176,388

L. Barbee Ponder IV	1,043,448	327,933
(1) The aggregate market value realized upon the vesting of restricted stock awards represents the aggregate market value of Globalstar common stock on the vesting date, which was determined using the closing price on the vesting date, of if such day is a weekend or holiday, on the immediately preceding trading day.
Payments Upon Termination or Change In Control
Other than agreements with respect to compensation, we have not entered into employment agreements with our current executive officers, including the named executive officers. Voluntary termination of employment or retirement would not result in any payments to the named executive officers beyond the amounts each would be entitled to receive under our retirement plan.  We pay life insurance premiums for all U.S.-based employees that will be paid (based on a multiple of salary) to the employee’s beneficiary upon death.
Severance payments may be paid to eligible U.S.-based employees if an employee is terminated due to a reduction in workforce and upon the employee’s execution of a release of claims. Under this plan, the named executive officers would receive a lump sum payment equal to six to eight weeks' base salary. Other severance, if any, is determined at the time of dismissal and is subject to negotiation.
Under our Equity Incentive Plan, if a participant dies, becomes disabled or is terminated for cause, unvested awards are forfeited. For vested option awards, the participant or his survivor generally has 12 months to exercise. If a participant is terminated for cause, all unexercised vested options also are forfeited. If a change in control occurs, any unvested options or restricted shares outstanding would vest immediately. A change in control occurs upon: (1) a person or group (other than us, an existing controlling stockholder, or a trustee for an employee benefit plan) acquiring beneficial ownership of 50% or more of the voting power in the election of directors; (2) upon merger or consolidation; (3) a sale of all or substantially all of our assets; or (4) the sale or exchange by the stockholders of more than 50% of our voting stock; provided however, that a change in control is not deemed to have occurred if the majority of the board of directors of the surviving company is comprised of our directors. The Compensation Committee, in its discretion, also may take other actions to provide for the acceleration of the exercisability or vesting of other awards under the Plan prior to, upon or following a change in control.
The following table shows the amount of potential payments to the current named executive officers under the listed events, based on the assumption that the triggering event took place on December 31, 2020. In connection with his service as an executive officer of the Company, Mr. Monroe does not have any outstanding equity awards at 2020 fiscal year-end and therefore no amounts upon change of control are not reflected in the table below. There are no unvested stock options for Messrs. Kagan and Ponder or Ms. Clary and therefore amounts are not reflected in the table below.

	Mr. Kagan	Ms. Clary	Mr. Ponder	Mr. Monroe
Death
Insurance proceeds	$700,000	$530,000	$524,595	$—
Termination – Reduction in Workforce
Severance	$53,481	$30,577	$30,265	$—
Change in Control
Immediate Vesting of Unvested Restricted Stock Awards	$1,074,404	$111,074	$54,404	$—

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2020 regarding the number of shares of Common Stock that may be issued under our equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Plan category
Equity compensation plans approved by security holders	14,653,637	(1)	$1.35	(2)	15,612,114	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	14,653,637	(1)	$1.45	(2)	15,612,114	(3)
(1) Consists of unvested restricted stock awards, unvested restricted stock units and unexercised stock options.
(2) Restricted stock awards and restricted stock units do not have an exercise price; therefore, this only reflects the weighted-average exercise price of outstanding stock options.
(3) Consists of remaining shares of common stock available under the Amended and Restated 2006 Equity Incentive Plan at December 31, 2020.  Also includes 3.5 million shares issuable under our ESPP.

2020 PAY RATIO
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") requires that we disclose the ratio of annual total compensation of Mr. Kagan, our CEO, to the annual total compensation of the median employee of Globalstar.
For 2020, the total compensation for the median employee of Globalstar was $70,953. Mr. Kagan’s compensation from Globalstar, based on his annual salary as CEO, was $727,937 and, as such, the ratio is 1 to 10.
The median employee was identified by reviewing the total cash base salary for all Globalstar employees, including its consolidated subsidiaries, on March 5, 2021. As of this date, we employed 339 individuals in 12 countries. Any salaries denominated in foreign currencies were translated to U.S. dollars at the corresponding exchange rate as of March 5, 2021. All of the Company's full-time and part-time employees were included in the calculation and adjustments were made to annualize cash compensation for any employees not employed by Globalstar for the entire year. Mr. Kagan was excluded from the calculation of median employee for purposes of this determination.
After identifying the median employee based on the criteria described above, the total compensation for this employee was calculated using the same methodology that was used in the 2020 Summary Compensation Table. Total compensation during 2020 for this employee includes base salary, accrued vacation as of December 31, 2020, matching contributions to the Company's 401(k) plan and premiums paid by Globalstar for life insurance. This employee did not receive a bonus nor was granted any equity awards during 2020.
As a global telecommunications company, our workforce is diverse from full-time engineers and technical experts to part-time hourly customer care personnel.

OTHER INFORMATION
Related Person Transactions, Compensation Committee Interlocks and Insider Participation
Review of Transactions
The Board has adopted a Related Person Transactions Policy with respect to transactions in which we participate and related persons have a material interest.  Related persons include our executive officers, directors, director nominees, beneficial owners of 5% or more of our common stock and immediate family members of these persons. Under the policy, the Audit Committee is responsible for reviewing and approving or ratifying related person transactions that exceed $120,000 per year.  Certain related person transactions have been deemed pre-approved by the Audit Committee and do not require any other approval under the policy.  If an Audit Committee member or his or her family member is involved in a related person transaction, the member will not participate in the approval or ratification of the transaction. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the policy grants to the Chair of the Audit Committee (or, if the Chair or his or her family member is involved in the related person transaction, any other member of the Audit Committee) delegated authority to act between Audit Committee meetings for these purposes. A report of any action taken pursuant to delegated authority must be made at the next Audit Committee meeting.
For the Audit Committee to approve a related person transaction, it must be satisfied that it has been fully informed of the interests, relationships and actual or potential conflicts present in the transaction and must believe that the transaction is fair to us.  The Audit Committee also must believe, if necessary, that we have developed a plan to manage any actual or potential conflicts of interest. The Audit Committee may ratify a related person transaction that did not receive pre-approval if it determines that there is a compelling business or legal reason for the Company to continue with the transaction, the transaction is fair to the Company and the failure to comply with the policy's pre-approval requirements was not due to fraud or deceit.
Our Certificate of Incorporation and Bylaws provide that as long as Thermo and its affiliates beneficially own at least 45% of the Company’s Common Stock, subject to certain exceptions, approval by a majority of shares held by stockholders other than Thermo and its affiliates is required for any related-party transaction between the Company and Thermo and its affiliates. Certain related party transactions involving Thermo and its affiliates are also subject to review by the Strategic Review Committee or to the approval of our shareholders. Please see “Strategic Review Committee” under the heading “Information about the Board and Its Committees" above.
Reportable Related Party Transactions and Compensation Committee Interlocks and Insider Participation
Services Provided by Thermo.
We have an understanding with Thermo that we will reimburse Thermo for expenses incurred by Messrs. Monroe, Lynch and Taylor and any other Thermo employee in connection with their services to us, including third-party out-of-pocket temporary living expenses while at our offices or traveling on our business (with no mark-up). For the year ended December 31, 2020, we recorded approximately $3,000 for general and administrative expenses incurred by Thermo on our behalf. We also recorded approximately $188,000 for services provided to us by an officer of Thermo that was accounted for as a non-cash contribution to capital and paid approximately $418,000 for services provided by other consultants and Thermo employees. In connection with Thermo's participation in the Second Lien Facility Agreement, Thermo invoiced us for certain legal fees incurred totaling approximately $854,000.
We have a lease agreement with Thermo Covington, LLC for our headquarters office. Annual lease payments for the new location are $1.4 million per year, increasing at a rate of 2.5% per year, for a lease term of ten years. For the year ended December 31, 2020, we recorded $1.6 million in lease cost due to Thermo under this lease agreement.
No other fees, except those described above or under “Director Compensation,” are paid to Thermo or its employees.
Thermo Agreements.
In November 2019, we entered into the Second Lien Facility Agreement. Thermo's participation in the Second Lien Term Loan Facility was $95.1 million. This loan earns paid-in-kind interest at a rate of 13% per annum. Interest accrued since inception with respect to Thermo's portion of the debt outstanding on the Second Lien Facility Agreement was approximately $14.5 million, of which $13.4 million was accrued during the twelve months ended December 31, 2020. In connection with the issuance of the Second Lien Facility Agreement, the holders received warrants to purchase shares of voting common stock, of which Thermo received 59.5 million warrants with an exercise price of $0.38 per share. As of December 31, 2020, approximately 50.0 million warrants remain outstanding and were exercised on March 29, 2021 prior to expiration on March 31, 2021.
Further discussion on other agreements we have with Thermo are disclosed in our Form 10-K for the fiscal year ended December 31, 2020.

Stockholder Proposals at the 2022 Annual Meeting
In order for any stockholder proposal to be eligible for inclusion in our proxy statement and on our proxy card for the 2022 Annual Meeting of Stockholders, it must be received by our Director of Investor Relations at the address in the paragraph immediately following this one not later than December 1, 2021.  The proxy card we distribute for the 2022 Annual Meeting of Stockholders may include discretionary authority to vote on any matter that is presented to stockholders at that meeting (other than by the Board) if we do not receive notice of the matter at this address by February 14, 2021.
Householding
Under SEC rules, only one annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, need be sent to any household at which two or more of our stockholders reside if they appear to be members of the same family and contrary instructions have not been received from an affected stockholder.  This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses for us.  Brokers with account holders who are our stockholders may be householding these materials.  Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, now or at any time in the future, you no longer wish to participate in householding and would like to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies of these documents at your address and would prefer that the communications be householded, you should contact us at investorrelations@globalstar.com or Globalstar, Inc., Attention: Investor Relations, 1351 Holiday Square Blvd., Covington, Louisiana 70433.
Requests for Certain Documents
We file annual, quarterly and current reports, proxy statements and other information with the SEC.  The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers (including Globalstar) file electronically with the SEC.  Our electronic SEC filings are available to the public at the SEC’s internet site, www.sec.gov.
We make available free of charge financial information, news releases, SEC filings, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC, on our website at www.globalstar.com.  The documents available on, and the contents of, our website are not incorporated by reference into this proxy statement. You may request a copy of these documents by contacting us by phone at (985) 335-1500 or by mail at Globalstar, Inc., Attention: Investor Relations, 1351 Holiday Square Blvd., Covington, Louisiana 70433.

By order of the Board of Directors,

Richard S. Roberts, Corporate Secretary
Covington, Louisiana
April 12, 2021

Appendix A

THE THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GLOBALSTAR, INC.

1. The name of the corporation is Globalstar, Inc. (the “Corporation”). The Corporation was originally formed on November 21, 2003 as a Delaware limited liability company named New Operating Globalstar LLC. The Corporation converted to a Delaware corporation under the name Globalstar, Inc. and filed the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware on March 17, 2006.

2. The Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on October 25, 2006.

3. The Corporation filed a Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on April 10, 2019.

4. The Corporation filed a Corrected Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on June 13, 2019.

5. This Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and written consent has been given in accordance with Section 228 of the General Corporation Law of the State of Delaware.

6. This Third Amended and Restated Certificate of Incorporation hereby amends and restates the Corrected Second Amended and Restated Certificate of Incorporation to read in its entirety as follows:

FIRST

The name of the Corporation is Globalstar, Inc. (the “Corporation”).

SECOND

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH

The Corporation shall have the authority to issue Two Billion Two Hundred Fifty Million (2,250,000,000) total shares of capital stock, consisting of One Hundred Million (100,000,000) shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), and Two Billion One Hundred Fifty Million (2,150,000,000) shares of voting common stock, $0.0001 par value per share (the “common stock” or “Common Stock”).

Subject to the provisions of law, the rights, preferences and limitations of the common stock shall be as set forth in this Article Fourth. The Board of Directors of the Corporation (the “Board”) is hereby authorized, without requirement of the consent, approval or authorization of the stockholders of the Corporation, except as otherwise expressly required by the terms of this Amended and Restated Certificate of Incorporation (as it may be amended from time to time, including, without limitation, the terms of any certificate or resolution designating the rights, powers, preferences, qualifications, limitations and restrictions of any series of Preferred Stock, the “Certificate of Incorporation”), to authorize, establish, designate, create and issue by resolution of the Board from time to time one or more series of Preferred Stock, each such series having such rights, powers, preferences, qualifications, limitations and restrictions as the Board shall designate in such resolution.

COMMON STOCK

All outstanding shares of common stock shall be identical and shall entitle the holders thereof to the same rights and privileges. The holders of shares of common stock shall have no preemptive or preferential rights of subscription to any shares of any class of capital stock of the Corporation.

1. Dividends. Subject to the provisions of law and the rights that may be granted to holders of any Preferred Stock, the holders of common stock shall be entitled to receive out of funds legally available therefor a pro rata share of any dividends that the Board in its sole discretion may declare. The Board may fix a record date for the determination of holders of shares of common stock entitled to receive payment of a dividend declared thereon, which record date shall be not more than sixty (60) days nor less than ten (10) days prior to the date fixed for payment of the dividend.

2. Liquidation, Dissolution or Winding-Up and Distributions. Subject to the provisions of law and any rights that may be granted to holders of any Preferred Stock, the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the Corporation shall be distributed ratably among the holders of the common stock.

3. Voting Rights.

(A) In General. Subject to subparagraph (C) of this Article Fourth, Section 3 and Article Eleventh, the holders of outstanding shares of Common Stock shall have the right to vote on all matters submitted to the stockholders of the Corporation.

(B) Procedures at Meetings. Subject to subparagraph (C) of this Article Fourth, Section 3 and Article Eleventh, at every meeting with respect to matters on which the holders of outstanding shares of Common Stock are entitled to vote, the holders of outstanding shares of Common Stock shall be entitled to one vote per share.

(C) Minority Directors; Other Thermo-Voting Issues: Until such time as Thermo Capital Partners, L.L.C. and any of its affiliates (as defined in Section 203 of the General Corporation Law of the State of Delaware) (each a “Thermo Stockholder” and collectively “Thermo”) shall no longer be the beneficial owner of 45% or more of the Corporation’s outstanding Common Stock (the “Relevant Time Period”), (i) two members of the Board (the “Minority Directors”) shall be elected by a vote of the stockholders of the Corporation other than the Thermo Stockholders and (ii) no Thermo Stockholder shall be entitled to vote on, or consent to, or have any voting power with respect to, the election (including to fill a vacancy) or removal without cause of the Minority Directors. In addition, and regardless of the number of shares of Common Stock owned, Thermo may not exercise in the election of directors voting rights of shares representing 70% or more of the total voting power of all outstanding voting stock having power to vote. The Minority Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of Minority Directors. During the Relevant Time Period, vacancies in any directorship previously held by a Minority Director may be filled only by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of Minority Directors. Except as provided in the immediately preceding sentence, newly created directorships or any vacancy occurring in the Board for any reason may be filled only by the remaining directors (including any Minority Directors), even if less than a majority of the whole authorized number of directors by vote of a majority of those remaining in office, and each director so appointed shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified. During the Relevant Time Period, no person shall qualify or be eligible for election or reelection (including to fill a vacancy) as a Minority Director unless such person has been nominated in accordance with Article Twelfth of this Certificate of Incorporation or by a stockholder other than Thermo (provided, for the avoidance of doubt, Thermo may suggest individuals for nomination as Minority Directors to the Strategic Review Committee). For purpose of this Certificate of Incorporation: (a) “Action” means the action captioned Mudrick Capital Management, L.P. v. Monroe, C.A. No. 2018-0699 TMR, (b) “Judgment” means the Order and Judgment entered by the Court of Chancery of the State of Delaware in connection with the settlement of the Action; (c) the Minority Directors shall include the Initial Minority Directors (as defined in the Judgment) and those persons who, during the Relevant Time Period, are serving or elected to serve in the director seats to which the Initial Minority Directors were appointed in accordance with the Judgment; and (d) for purposes of determining the capital stock of the Corporation beneficially owned by Thermo, the Corporation shall rely on filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), or, if no such filings are current, the actual knowledge of the Board, as of any date. Notwithstanding this paragraph, references in this Certificate of Incorporation and in the Bylaws of the Corporation (as amended from time to time, the “Bylaws”) to “outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors” shall include shares of Common Stock beneficially owned by Thermo.

(D) Director Qualification: As of the Effective Date (as defined in the Judgment), the size of the Board is seven (7). If, following the Effective Date, the size of the Board is expanded, the first two (2) additional member(s) of the Board shall be deemed, for purposes of this Certificate of Incorporation, the “Additional Member(s)”. During the Relevant Time Period, no person nominated by the Board shall qualify or be eligible for election or reelection as an Additional Member, and no person shall qualify for appointment by the Board to fill a vacancy or newly created directorship as an Additional

Member, unless such person shall first have been determined to be an approved seasoned expert in the telecom industry by (A) the Strategic Review Committee (as defined in Article Twelfth) and (B) Mr. James Monroe III (“Monroe”); provided, however, that such approval shall not be unreasonably withheld.

FIFTH

The Corporation shall have perpetual existence.

SIXTH

In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board shall have power to adopt, amend and repeal the Bylaws of the Corporation from time to time. The Bylaws of the Corporation may also be amended or repealed or new bylaws of the Corporation may be adopted, by the vote of the holders of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors. Notwithstanding the foregoing, if Thermo owns beneficially a majority in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors, the Bylaws of the Corporation may also be amended or repealed by the vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors.

SEVENTH

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws. Elections of directors need not be by written ballot unless the Bylaws shall so provide. If Thermo owns beneficially a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of the directors, directors may be removed with or without cause; provided, that, for the avoidance of doubt, through the end of the Relevant Time Period, no Thermo Stockholder shall be entitled to vote on, or consent to, or have any voting power with respect to, the removal without cause of the Minority Directors. If Thermo does not own beneficially a majority in voting power of the outstanding shares of the Corporation entitled to vote in the election of the directors, directors may be removed only for cause by the holders of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors.

If Thermo owns beneficially a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of the directors, any action that is required to be or that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. If Thermo does not own beneficially a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of the directors, no action may be taken by the stockholders of the Corporation without a meeting and any action required to be taken by the stockholders may be taken only at an annual or special meeting of the stockholders called in accordance with law and the Bylaws of the Corporation.

EIGHTH

A director of the Corporation shall not be liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article Eighth shall apply to or have any effect on the liability of any director with respect to acts or omission of such director prior to such amendment or repeal. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time being presented to its officers, directors or stockholders, other than (i) those officers, directors or stockholders who are employees of the Corporation and (ii) those opportunities demonstrated by the Corporation to have been presented to officers or directors of the Corporation in their capacity as such. No amendment or repeal of this Article Eighth shall apply to or have any effect on any opportunities which such officer, director or stockholder becomes aware prior to such amendment or repeal.

NINTH

The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify upon request and after receipt of an undertaking to repay such amount if it shall be ultimately determined that the requesting person is not entitled to be indemnified by the Corporation advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties, amounts paid in settlement and expenses actually and reasonably incurred by him or her in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against the Corporation initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article Ninth shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article Ninth shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

To the fullest extent permitted by law as it presently exists, or may hereafter be amended from time to time, the Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, stockholder, member, partner, trustee, employee or agent of any other person, joint venture, corporation, trust, limited liability company, partnership or other enterprise, for any liability asserted against him or her and expenses incurred by him or her in his or her capacity as a director, officer, stockholder, member, partner, employee or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses. To the fullest extent permitted by law as it presently exists, or may hereafter be amended from time to time, other financial arrangements made by the Corporation pursuant to this Article Ninth may include (i) the creation of a trust fund; (ii) the establishment of a program of self-insurance; and (iii) the establishment of a letter of credit, guaranty or surety. No financial arrangement made pursuant to this Article Ninth may provide protection for a person adjudged by a court of competent jurisdiction to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

To the fullest extent permitted by law as it presently exists, or may hereafter be amended from time to time, in the absence of intentional misconduct, fraud or a knowing violation of law: (i) the decision of the Corporation as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Article Ninth, and the choice of the person to provide the insurance or other financial arrangement, shall be conclusive; and (ii) the insurance or other financial arrangement shall not (1) be void or voidable or (2) subject any director or stockholder approving it to personal liability for his or her action, even if the director or stockholder is a beneficiary of the insurance or arrangement.

TENTH

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation, provided, however, the Corporation shall not amend this Certificate of Incorporation without the prior affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors. Notwithstanding the foregoing, if Thermo owns beneficially a majority in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors, this Certificate of Incorporation may also be amended, altered, changed or repealed by the vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors.

ELEVENTH

During the Relevant Time Period, the Corporation shall not have power to effect a Related Party Transaction unless such Related Party Transaction shall be approved by the affirmative vote of a majority of shares of common stock owned by stockholders other than Thermo and voting affirmatively or negatively on the matter. For purposes of this Certificate of Incorporation, a “Related Party Transaction” shall mean any transaction between the Corporation, on the one hand, and one or more of the Thermo Stockholders, on the other hand, that either (i) requires a stockholder vote pursuant to the General

Corporation Law of the State of Delaware or (ii) has a value (as determined in good faith by the Strategic Review Committee) of $5,000,000 or more; provided, however, that none of the following shall be a Related Party Transaction: (i) a financing that includes participation by one or more of the Thermo Stockholders on terms equal (as determined in good faith by the Board) to other parties (including, for the avoidance of doubt, the equity offering or similarly structured capital raising transaction contemplated by the Judgment) (a “Permitted Financing”), (ii) the conversion of subordinated debt held by Thermo into capital stock of the Corporation in accordance with the terms of such debt as existing as of the Effective Date (a “Debt Conversion”), (iii) the exercise of options by any Thermo Stockholder (including, for the avoidance of doubt, Monroe) in accordance with the terms of such options as existing as of the Effective Date (an “Option Conversion”), and (iv) a lease with respect to the Corporation’s headquarters (a “Lease” and with any Permitted Financing, any Debt Conversion, and any Option Conversion, the “Carve Out Transactions”). Any determination made by the Strategic Review Committee or the Board pursuant to this Certificate of Incorporation shall be final, conclusive and binding.

TWELFTH

The Board shall (i) establish and maintain through the end of the Relevant Time Period a standing “Strategic Review Committee” and (ii) designate directors to the Strategic Review Committee. The Strategic Review Committee shall remain in existence through the end of the Relevant Time Period. Unless the Strategic Review Committee is prohibited under applicable law from having the power or authority to act on any of the following matters, the Strategic Review Committee shall, during the Relevant Time Period, have exclusive responsibility for oversight, review, and approval (to the extent permitted by law) or disapproval of the following: (i) any acquisition by Thermo of additional newly-issued securities of the Corporation (other than pursuant to a Permitted Financing, a Debt Conversion or an Option Conversion); (ii) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Corporation or any of its subsidiaries; (iii) any sale or transfer of a material amount of assets of the Corporation or any sale or transfer of assets of any of the Corporation’s subsidiaries which are material to the Corporation; (iv) any change in the Board, including any plans or proposals to change the number or term of directors; other than (a) nominations for election or reelection to the Board (except nominations for election or reelection of Minority Directors in connection with the end of a term of a Minority Director, which shall be within the authority of the Strategic Review Committee) and (b) nominations and appointments of individuals to fill vacancies or newly created directorships (except nominations and appointments to fill vacancies of Minority Director seats, which shall be within the authority of the Strategic Review Committee); (v) any material change in the present capitalization or dividend policy of the Corporation (other than pursuant to a Permitted Financing, a Debt Conversion or an Option Conversion); (vi) any other material changes in the Corporation’s lines of business or corporate structure (other than pursuant to a Permitted Financing, a Debt Conversion or an Option Conversion); and (vii) any transaction between the Corporation, on the one hand, and one or more of the Thermo Stockholders, on the other hand, that has a value (as determined in good faith by the Strategic Review Committee) in excess of $250,000, except for any Permitted Financing, any Debt Conversion, any Option Conversion, and the matters set forth on a Schedule delivered by counsel to defendants in the Action to counsel to plaintiffs in the Action pursuant to the Judgment and on file at the Corporation’s headquarters. During the Relevant Time Period, to the extent that any of the foregoing matters, or any matter set forth in the charter of the Strategic Review Committee, cannot be approved solely by the Strategic Review Committee and requires approval of the full Board under applicable law, the Corporation shall not have the power to take such action, and any such action shall be void ab initio, unless such action is approved by the Board only after the approval of such action has been recommended to the Board by the Strategic Review Committee. Pursuant to the first sentence of this Article Twelfth, the Board shall appoint four (4) directors to serve on the Strategic Review Committee, two of whom shall consist of the then-serving Minority Directors, and the other two of whom shall be independent directors (as determined in good faith by the Board, but at a minimum, who would qualify (as determined in good faith by the Board) as “independent directors” under the rules and regulations of the New York Stock Exchange) (an “Independent Director”); provided that (y) Monroe shall not serve as a member of the Strategic Review Committee (but the Strategic Review Committee may consult with Monroe as it deems appropriate) and (z) notwithstanding anything to the contrary herein, solely for purposes of constituting the Strategic Review Committee, the requirement of an Independent Director shall be waived for one time (and one time only) to allow Mr. Tim Taylor to be appointed to and serve on the Strategic Review Committee. Notwithstanding anything in this Certificate of Incorporation to the contrary, during a fourteen-day period commencing on the date six months after the effective date of this Second Amended and Restated Certificate of Incorporation, and recurring at each six (6) month interval thereafter for as long as Mr. Taylor is serving on the Strategic Review Committee, the Minority Directors may, by notice signed by each Minority Director and delivered to the Secretary of the Corporation, remove Taylor as a member of the Strategic Review Committee with or without cause (at which time Taylor shall be disqualified from serving on the Strategic Review Committee and shall not be deemed an Independent Director for any purpose). In the event that Mr. Taylor departs from the Strategic Review Committee for any reason whatsoever, the Board shall appoint Mr. Michael Lovett to serve on the Strategic Review Committee in Mr. Taylor’s place, unless Mr. Lovett is no longer a director of the Corporation, in which case the Board shall appoint an Independent Director to serve on the Strategic Review Committee in Mr. Taylor’s place. The Strategic Review Committee shall require the affirmative vote of a majority of its authorized number of members (regardless of vacancies thereon) in order to take action at a meeting; provided that, (i) to the extent the Strategic Review Committee fails to obtain such vote on any particular matter of business before it, the Strategic Review Committee shall consult with the Board until such vote is obtained and (ii) in the event the Strategic Review Committee cannot obtain such vote for any single nominee for Minority

Director, then the Strategic Review Committee shall nominate two (2) such nominees for each Minority Director seat subject to election, and the members of the Strategic Review Committee who are Minority Directors shall each have three votes with respect to one nominee for Minority Director and the members of the Strategic Review Committee who are not Minority Directors shall each have three votes with respect to the other nominee for Minority Director. For the avoidance of doubt, pursuant to the immediately preceding sentence, the Strategic Review Committee may nominate and include on the annual or special meeting proxy card two candidates for a Minority Director seat.

THIRTEENTH

When the terms of this Certificate of Incorporation refer to a specific document or a decision by any body or person that determines the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such document or decision at the Corporation’s headquarters and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor.

For purposes of this Certificate of Incorporation and the Bylaws of the Corporation, every reference to a majority or other proportion of stock with respect to establishing a quorum for meetings of stockholders or the requisite vote for stockholder approval (whether at a stockholder meeting or by written consent) shall be deemed to refer to such majority or other proportion, as applicable, of the votes entitled to be cast by the holders of such stock.

FOURTEENTH

This Certificate of Incorporation shall be effective upon filing with the Delaware Secretary of State.

Globalstar

GLOBALSTAR, INC.
1351 HOLIDAY SQUARE BLVD.
COVINGTON, LA 70433

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D45125-P54421

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

GLOBALSTAR, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Class C Directors

Nominees:	**For**	**Against**	**Abstain**
1a. William A. Hasler	☐	☐	☐
1b. James Monroe III	☐	☐	☐
1c. Michael J. Lovett	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

D45126-P54421

GLOBALSTAR, INC.
Annual Meeting of Stockholders
May 25, 2021 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David B. Kagan and Rebecca S. Clary, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GLOBALSTAR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, CDT on May 25, 2021, at GLOBALSTAR, INC., 1351 Holiday Square Blvd., Covington, LA 70433, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side